Exhibit 10.9

April 18, 2018

Kalie Humbarger

Dear Kalie,

We are delighted to present the following offer of employment at Amesite, in the position of Software Engineer, at the Ann Arbor, MI office. In this position, you will play a key supporting role in the development of our platform tools for improving higher education. This offer is contingent upon satisfactory reference and criminal background checks.

Orientation Information On your first day of work, you should plan to report to the Engineering Manager. Your new employee orientation meeting will be scheduled upon your acceptance of this offer. We would like to you join in May, 2018, with your exact start date to be determined upon your acceptance.

This letter and accompanying enclosure will summarize important details of matters pertaining to your employment. Also enclosed is information about current benefits, which are provided to the workforce here at Amesite.

Compensation Your base compensation will be $80,000 annually, less payroll deductions and required taxes and withholdings, and will be paid bi-monthly. This is an exempt position, and you are expected to work during core business hours as defined by your Manager, as well as those hours necessary to get the job done.

We are also pleased to announce that you will be eligible to receive stock options, restricted stock units and other equity incentive grants as determined by the Amesite Board of Directors. The Amesite Board of Directors anticipates holding a meeting to discuss equity awards on or around July 23, 2018.

Benefits: Amesite offers a full range of benefits for you and your qualified dependents. A presentation of our benefits program will be given to you during your first week of employment. This information will be also available on-line on the terms and conditions included in the Terms and Conditions Agreement (TCA) each new employee must accept in order to access an on-line self-service portal provided to our employees.

This offer of employment is contingent upon you fulfilling each of the following terms:

Acknowledgement of Company Handbook and Confidentiality Agreement: As an Amesite employee, you are required to follow its rules and regulations. Therefore you will be asked to acknowledge in writing that you have read the Amesite employee handbook and sign and comply with the attached Proprietary Information and Inventions Agreement (the “Proprietary Information Agreement”), which prohibits, among other things, the unauthorized use or disclosure of Amesite’s confidential and proprietary information. In order to retain necessary flexibility in the administration of its policies and procedures, Amesite reserves the right to change or revise its policies, procedures, and benefits at any time.

Required Documentation To comply with the government-mandated confirmation of employment eligibility, you will be provided with an I-9 Form and “Lists of Acceptable Documents” as approved by the United States Department of Justice for establishing identity and employment eligibility. Please bring the required I-9 documents with you on your first day of employment; failure to submit proof of your employment eligibility will postpone your start date or result in termination of your employment. Additional new hire forms will be given to you for completion on your first day of work.

At Will Employment Please understand, as stated in all job offers, Amesite is an employment-at-will company. That means that you or the Company may terminate your employment at any time, with or without cause and with or without prior notice.

This offer letter, together with the TCA and your Proprietary Information Agreement, forms the complete and exclusive agreement as to your employment with Amesite. It supersedes any other agreements or promises made to you by anyone, whether oral or written, regarding your employment with Amesite. Changes to the terms of this letter require a written modification signed by an authorized employee of Amesite.

If you wish to accept employment at Amesite under the terms described above, please sign and date this letter and the Proprietary Information Agreement and return them to Barbie Brewer by April 23, 2018. Please retain copies for your records.

Kalie, we are excited that you are joining Amesite’s team and welcome you to the team, and to our mission of improving higher education. If you have any questions, please feel free to contact me directly at ams@amesite.com.

Sincerely,

/s/ Ann Marie Sastry
Ann Marie Sastry
CEO

I understand and accept the terms of this employment offer.

/s/ Kalie Humbarger
Kalie Humbarger

April 22, 2018
Date

5/14/2018
Requested Start Date

cc: HR

Enclosures: Proprietary Information and Inventions Agreement

MEMORANDUM

FROM:	Ann Marie Sastry, PhD CEO	/s/ Ann Marie Sastry

TO:	Kalie Humbarger	/s/ Kalie Humbarger
August 27, 2018

RE:	Salary

You are being promoted to Senior Software Engineer. Your salary will be increased to an annual rate of $90,000 commencing from Monday, August 27, 2018. The time and manner of payment is not changing.

MEMORANDUM

FROM:	Ann Marie Sastry, PhD CEO	/s/ Ann Marie Sastry

TO:	Kalie Humbarger	/s/ Kalie Humbarger
November 7, 2018

RE:	Salary

You are being promoted to Team Lead, Gen 2 Platform. Your salary will be increased to an annual rate of $100,000 commencing from Monday, November 12, 2018. The time and manner of payment is not changing.

April 28, 2023

Kalie Nicole Wortinger

Dear Kalie,

We are pleased to offer you a promotion to Sr. Manager, Engineering.

Your salary will be increased to an annual rate of $178,400 commencing on Monday, May 1, 2023, less payroll deductions and required taxes and withholdings, and will be paid bi-weekly.

All other terms and conditions of your employment remain unchanged.

Please sign this letter if you agree to these terms. If you have any questions, please feel free to contact Dharma Funder, HR and Customer Success Partner, at dharma_funder@amesite.com.

Sincerely,

/s/ Ann Marie Sastry
Ann Marie Sastry
CEO

I acknowledge receipt and accept the terms of this employment offer.

/s/ Kaile Wortinger	Apr 29, 2023
Kaile Wortinger	Date